Exhibit (c)(10)

HOULIHAN LOKEY CORPORATE FINANCE FINANCIAL ADVISORY SERVICES FINANCIAL RESTRUCTURING STRATEGIC CONSULTING HL.com Project Apple Discussion Materials January 21, 2016 Confidential

Project Apple Disclaimer HOULIHAN LOKEY 1 These materials are preliminary and subject to revision, further due diligence and updated perspectives on the proposed transaction, ARROW, AMY and other potential transaction parties, including with respect to ARROW management?s financial forecasts and estimates reflected or utilized herein, which forecasts and estimates have not yet been finalized and are subject to further review and discussion. Accordingly, information included in these materials may require substantial revision to reflect further diligence, input of the Special Committee regarding such financial forecasts and estimates (assumptions, sensitivities or otherwise), changes in market conditions and other factors as ARROW management, the Special Committee and/or Houlihan Lokey may deem appropriate. In addition, certain illustrative scenarios or implied data reflected herein are for informational or indicative purposes only. Houlihan Lokey expresses no view or opinion as to the likelihood of achieving any future results indicated by these illustrative scenarios or otherwise. Actual future results are affected by many factors, which may be significantly more or less favorable than the results indicated by such illustrative scenarios or the methodologies utilized herein.

Agenda Update on Stock Prices Target Preliminary Portfolio Overview Update Illustrative Liquidation Scenarios and Pro Forma Financial Overview Proposal Discussion and Next Steps Project Apple HOULIHAN LOKEY 2

Update on Stock Prices

AMY and ARROW Stock Price and Price to Book Ratios Update on Stock Prices HOULIHAN LOKEY 4 Source: Public filings, SNL Financial, Capital IQ Note: Financial data as of September 30, 2015; market data as of January 20, 2016 ? Both AMY and ARROW stock prices closed at 52-week lows on January 20, 2016 ? Since December 31, 2015, AMY and ARROW stock prices have declined by approximately 13.6% and 12.0%, respectively Stock Price Price / Book AMY ARROW AMY ARROW January 20, 2016 $10.32 $15.16 0.60x 0.93x January 8, 2016 $11.97 $16.73 0.70x 1.02x December 31, 2015 11.95 17.23 0.70x 1.05x Average 30-Day $11.94 $16.98 0.70x 1.04x 60-day 12.19 17.18 0.71x 1.05x 90-day 12.43 17.11 0.72x 1.05x 52-Week High $16.46 $17.95 0.86x 1.10x 52-Week Low 10.32 15.16 0.60x 0.93x

0.65x 0.70x 0.75x 0.80x 0.85x 0.90x 0.95x 1.00x Trading Ratio AMY / ARROW Trading Ratios Update on Stock Prices HOULIHAN LOKEY 5 AMY / ARROW Trading Ratio since December 31, 2014 0.67x Source: Public filings, SNL Financial, Capital IQ Note: Market data as of January 20, 2016 AMY / ARROW Trading Ratio 1/20/2016 0.67x 1/8/2016 0.69x 12/31/2015 0.70x Average 0.86x High 0.98x Low 0.65x

Target Preliminary Portfolio Overview Update

Agency Pass-Through Sell Price vs. Prior Month-End Mark Target Preliminary Portfolio Overview Update HOULIHAN LOKEY 7 The scatter chart below, which has been updated based on additional information received from AMY, shows the percentage changes from any Agency Pass-throughs prior month-end mark to the price at which the bonds were sold during that month Negative numbers represent bonds that sold for less than their prior month-end mark, while positive numbers represent bonds that sold for more than their prior month-end mark Each bubble represents a trade, with the size of the bubble representing the trade market value (MV) All of the bubbles on the chart represent approximately $1.2 billion of aggregate trade MV (versus approximately $900 million in prior January 6, 2016 Special Committee Preliminary Discussion Materials (the prior preliminary materials)) The line shows the average difference for each month, weighted by trade MV The overall weighted average difference was (0.4%) markdown (versus (0.6%) in the prior preliminary materials) Agency Pass-through Prior Month-End Mark to Sell Price Movement (by Trade MV) Source: AMY pricing files as of each month-end from January 31, 2015 through November 30, 2015; Sales Price back-testing for 2015 Sales file Note: Some trades not included in month-end prior month summary are excluded from these figures -3.0% -2.5% -2.0% -1.5% -1.0% -0.5% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15—

Non-Agency RMBS Sell Price vs. Prior Month- End Mark Target Preliminary Portfolio Overview Update 8 ? The scatter chart below, which has been updated based on additional information received from AMY, shows the percentage changes from any Non-Agency RMBS? prior month-end mark to the price at which the bonds were sold during that month ? Negative numbers represent bonds that sold for less than their prior month-end mark, while positive numbers represent bonds that sold for more than their prior month-end mark ? Each bubble represents a trade, with the size of the bubble representing the trade MV ? All of the bubbles on the chart represent approximately $280 million of aggregate trade MV (versus approximately $200 million in the prior preliminary materials) ? The line shows the average difference for each month, weighted by trade MV ? The overall weighted average difference was a 0.7% markup (versus less than 1.0% in the prior preliminary materials) Non-Agency Prior Month-End Mark to Sell Price Movement (by Trade MV) Source: AMY pricing files as of each month-end from January 31, 2015 through November 30, 2015; ?Sales Price back-testing for 2015 Sales? file Note: Some trades not included in month-end prior month summary are excluded from these figures -5.0% -3.0% -1.0% 1.0% 3.0% 5.0% Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 HOULIHAN LOKEY 8

Agency Pass-Through and Non-Agency RMBS Sell Price vs. Prior Daily Price Target Preliminary Portfolio Overview Update 9 Additionally, AMY recently provided its sale prices compared to the estimated prior daily mark for its last 20 trades in both Agency Pass-throughs and Non-Agency RMBS Negative numbers represent bonds that sold for less than their prior daily mark, while positive numbers represent bonds that sold for more than their prior daily mark Each bubble represents a trade, with the size of the bubble representing the trade MV (different scales for each chart), with Agency Pass-throughs totaling approximately $350 million and Non-Agency RMBS totaling approximately $120 million The line shows the average difference for each month, weighted by trade MV The average difference was a 0.1% markup for the Agency Pass-throughs and a 1.0% markup for the Non-Agency RMBS —0.0% 0.5% 1.0% Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 1.0% 0.5% -5.0% -3.0% -1.0% 1.0% 3.0% 5.0% Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 Non-Agency RMBS Prior Daily Mark to Sell Price Movement (by Trade MV) Agency Pass-through Prior Daily Mark to Sell Price Movement (by Trade MV) Source: Agency and Non-Agency Trade Analysis file HOULIHAN LOKEY 9

Illustrative Liquidation Scenarios and Pro Forma Financial Overview

1.3% 1.5% 4.3% 6.1% 100.0% 97.2% 93.0% 86.8% 80.0% 82.0% 84.0% 86.0% 88.0% 90.0% 92.0% 94.0% 96.0% 98.0% 100.0% Book Value of Common Equity (9/30/15) Liquidation Costs of Select Assets and Liabilities (non- ATLAS) Discount on ATLAS Assets Est. Liquidation Value before Expenses / Adjustments Transaction Related Adjustments / Expenses Est. Net Liquidation Value Est. Termination Fee of External Manager Contract Adj. Est. Net Liquidation Value Illustrative Liquidation Bridge High Value Case Liquidation Illustrative Liquidation Scenarios and Pro Forma Financial Overview HOULIHAN LOKEY 11 Illustrative liquidation values are based on ARROW managements preliminary estimates and are subject to further diligence and review Prior Preliminary Materials 100.0% (0.4%) 99.6% (5.0%) 94.6% (6.2%) 88.3% Source: ARROW management

3.2% 1.5% 5.8% 6.1% 100.0% 95.3% 89.6% 83.4% 80.0% 82.0% 84.0% 86.0% 88.0% 90.0% 92.0% 94.0% 96.0% 98.0% 100.0% Book Value of Common Equity (9/30/15) Liquidation Costs of Select Assets and Liabilities (non- ATLAS) Discount on ATLAS Assets Est. Liquidation Value before Expenses / Adjustments Transaction Related Adjustments / Expenses Est. Net Liquidation Value Est. Termination Fee of External Manager Contract Adj. Est. Net Liquidation Value Illustrative Liquidation Bridge Low Value Case Liquidation Illustrative Liquidation Scenarios and Pro Forma Financial Overview HOULIHAN LOKEY 12 Illustrative liquidation values are based on ARROW managements preliminary estimates and are subject to further diligence and review 100.0% (2.4%) 97.6% (8.8%) 88.8% (6.2%) 82.5% Source: ARROW management Prior Preliminary Materials

Illustrative Liquidation Bridge High Value Case / Low Value Case Comparison Illustrative Liquidation Scenarios and Pro Forma Financial Overview HOULIHAN LOKEY 13 5.4% 0.8% 89.6% 6.1% 84.2% 89.6% 80.0% 85.0% 90.0% 95.0% 100.0% Target estimated liquidation value Est. adj. for liquidation costs / discounts Alternative target liquidation value Est. adj. for transaction / friction expenses Est adj. for management contract termination Est. ARROW net liquidation value 1.8% 3.2% 91.8% 6.1% 90.0% 93.0% 80.0% 85.0% 90.0% 95.0% 100.0% Target estimated liquidation value Est. adj. for liquidation costs / discounts Alternative target liquidation value Est. adj. for transaction / friction expenses Est adj. for management contract termination Est. ARROW net liquidation value High Value Case Liquidation Low Value Case Liquidation Illustrative liquidation values are based on discussions with ARROW management and AMY representatives and are subject to further diligence and review Source: ARROW Management and AMY representatives (1) Assumes termination fee not triggered

Illustrative Pro Forma Sensitivities Part I Illustrative Liquidation Scenarios and Pro Forma Financial Overview HOULIHAN LOKEY 14 Source: ARROW and AMY public filings, ARROW Management, SNL Financial, Capital IQ Note: Financial data as of September 30, 2015; market data as of January 20, 2016; assumes 12.7 million ARROW shares issued in transaction (1) Assumes ARROW stock issued at 1.0x book of $16.35 and ARROW absorbs AMY preferred at par value (2) Net of transaction expenses and adjustments (3) Assumes AMY purchase price at 0.875x book Illustrative book value per share accretion / (dilution) estimates based on a range of potential transaction scenarios Illustrative book value per share accretion / (dilution) (%) AMY Price / Book (x) (1) 0.825x 0.850x 0.875x 0.900x 0.925x 82.5% 0.0% (1.0%) (2.1%) (3.1%) (4.1%) 85.0% 1.0% 0.0% (1.0%) (2.1%) (3.1%) 87.5% 2.1% 1.0% 0.0% (1.0%) (2.1%) 90.0% 3.1% 2.1% 1.0% 0.0% (1.0%) 92.5% 4.1% 3.1% 2.1% 1.0% 0.0% ARROW Stock Price at Issuance (top row) ($) & Implied Price / Book (bottom row) (x) (3) $14.72 / $15.54 / $16.35 / $17.17 / $17.99 / 0.90x 0.95x 1.00x 1.05x 1.10x 82.5% (3.7%) (2.9%) (2.1%) (1.3%) (0.5%) 85.0% (2.6%) (1.8%) (1.0%) (0.2%) 0.6% 87.5% (1.6%) (0.8%) 0.0% 0.8% 1.6% 90.0% (0.6%) 0.2% 1.0% 1.8% 2.6% 92.5% 0.5% 1.3% 2.1% 2.9% 3.7% Net Liquidation Value (2) / Purchase Price (%) (3) 5.0% 2.5% 0.0% (2.5%) (5.0%) $14.72 / 0.90x 0.5% (0.6%) (1.6%) (2.6%) (3.7%) $15.54 / 0.95x 1.3% 0.2% (0.8%) (1.8%) (2.9%) $16.35 / 1.00x 2.1% 1.0% 0.0% (1.0%) (2.1%) $17.17 / 1.05x 2.9% 1.8% 0.8% (0.2%) (1.3%) $17.99 / 1.10x 3.7% 2.6% 1.6% 0.6% (0.5%) Illustrative ARROW Stock Price at Issuance (left column) ($) & Implied Price / Book (right column) (x) Illustrative AMY asset fair value realized (% of book value) (2) Illustrative AMY asset fair value realized (% of book value) (2)

Illustrative Pro Forma Sensitivities Part II Illustrative Liquidation Scenarios and Pro Forma Financial Overview HOULIHAN LOKEY 15 Source: ARROW and AMY public filings, ARROW Management, SNL Financial, Capital IQ Note: Financial data as of September 30, 2015; market data as of January 20, 2016; assumes 12.7 million ARROW shares issued in transaction (1) Assumes ARROW stock issued at 1.0x book of $16.35 and ARROW absorbs AMY preferred at par value (2) Net of transaction expenses and adjustments The implied cost of the capital raise (preferred and common equity) is also sensitized against certain transaction variables Negative percentages reflect an expense and positive percentages reflect a gain Illustrative gain (loss) / capital raised (%) AMY Price / Book (x) (1) 0.825x 0.850x 0.875x 0.900x 0.925x 82.5% 0.0% (3.6%) (7.1%) (10.7%) (14.2%) 85.0% 3.6% 0.0% (3.6%) (7.1%) (10.7%) 87.5% 7.1% 3.6% 0.0% (3.6%) (7.1%) 90.0% 10.7% 7.1% 3.6% 0.0% (3.6%) 92.5% 14.2% 10.7% 7.1% 3.6% 0.0% Illustrative gain (loss) ($MM) AMY Price / Book (x) (1) 0.825x 0.850x 0.875x 0.900x 0.925x 82.5% $0.0 ($13.6) ($27.1) ($40.7) ($54.2) 85.0% 13.6 0.0 (13.6) (27.1) (40.7) 87.5% 27.1 13.6 0.0 (13.6) (27.1) 90.0% 40.7 27.1 13.6 0.0 (13.6) 92.5% 54.2 40.7 27.1 13.6 0.0 Illustrative AMY asset fair value realized (% of book value) (2) Illustrative AMY asset fair value realized (% of book value) (2)

Appendix Disclaimer

Appendix Disclaimer This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the materials), are provided solely for the information of the Special Committee (the Committee) of the Board of Directors (the Board) of Apollo Commercial Real Estate Finance, Inc. (ARROW or the Company) by Houlihan Lokey in connection with the Committees consideration of a potential transaction (the Transaction) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokeys express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokeys prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokeys role in reviewing any information is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokeys engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokeys only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses , and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokeys affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients. Houlihan Lokeys personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokeys or its affiliates proprietary interests may conflict with the Companys interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise one or more participants in the Transaction and/or other companies mentioned in the materials. HOULIHAN LOKEY 17